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                                                                    EXHIBIT 99.3

MERRILL LYNCH & CO.

                               OFFER TO EXCHANGE

                        1.075 SHARES OF COMMON STOCK OF

                                MEDIMMUNE, INC.

                   FOR EACH OUTSTANDING SHARE OF COMMON STOCK

                                       OF

                                     AVIRON

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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
 TIME, ON JANUARY 9, 2002, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.
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To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

We have been appointed to act as Dealer Manager in connection with the exchange offer by Apple Merger Corp. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of MedImmune, Inc. ("MedImmune"), to exchange 1.075 shares of MedImmune common stock, par value $.01 per share (the "MedImmune Common Shares"), for each outstanding share of common stock, par value $.001 per share (the "Aviron Shares"), of Aviron, a Delaware corporation ("Aviron"), upon the terms and subject to the conditions set forth in the Preliminary Prospectus dated December 10, 2001 (the "Preliminary Prospectus") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 2, 2001 (the "Merger Agreement"), among MedImmune, Merger Subsidiary and Aviron. The Merger Agreement provides, among other things, that following completion of the Offer, Merger Subsidiary will be merged with and into Aviron (the "Merger"), with Aviron surviving the Merger as a wholly-owned subsidiary of MedImmune. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Aviron Shares registered in your name or in the name of your nominee.

The Offer is subject to several conditions set forth under the caption "The Offer--Conditions of Our Offer" in the Preliminary Prospectus, which you should review in detail.

For your information and for forwarding to your clients for whom you hold Aviron Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  The Preliminary Prospectus dated December 10, 2001;

    2.  Aviron's Solicitation/Recommendation Statement on Schedule 14D-9;

    3. The Letter of Transmittal for your use in accepting the Offer and tendering Aviron Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signatures may be used to tender Aviron Shares;

    4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Aviron Shares are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Exchange Agent") prior to the expiration date (as defined in the Preliminary Prospectus) or if the procedures for book-entry transfer cannot be completed on a timely basis;
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    5.  A printed form of letter which may be sent to your clients for whose accounts you hold Aviron Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax on the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer;

    7.  A return envelope addressed to the Exchange Agent for your use only.

The Aviron Board (i) has determined that the terms of the Offer and the Merger are advisable and are fair to and in the best interests of the shareholders of Aviron, (ii) has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommends that shareholders accept the Offer and tender their Aviron Shares pursuant to the Offer.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Preliminary Prospectus) in connection with a book-entry delivery of Aviron Shares, and other required documents should be sent to the Exchange Agent and (ii) share certificates representing the tendered Aviron Shares should be delivered to the Exchange Agent, or such Aviron Shares should be tendered by book-entry transfer into the Exchange Agent's account maintained at the Book-Entry Transfer Facility (as described in the Preliminary Prospectus), all in accordance with the instructions set forth in the Letter of Transmittal and the Preliminary Prospectus.

If holders of Aviron Shares wish to tender, but it is impracticable for them to forward their share certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer--Procedure for Tendering--Guaranteed Delivery" in the Preliminary Prospectus.

MedImmune and Aviron will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent as described in the Preliminary Prospectus) for soliciting tenders of Aviron Shares pursuant to the Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 9, 2002, UNLESS THE OFFER IS EXTENDED.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Preliminary Prospectus.

                                          Very truly yours,

                                          Merrill Lynch & Co.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF MEDIMMUNE, MERGER SUBSIDIARY, AVIRON, THE DEALER MANAGER, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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